Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Updates 2017 Guidance and Declares Second Quarter Dividend

Virginia Beach, VA –May 22 2017 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers, announced today the second quarter 2017 cash dividend rate of $0.34 per share for the Company’s Common Stock. The annualized Common Stock dividend will be adjusted to $1.44 from $1.68. The Company is also reaffirming its Second Quarter AFFO guidance of $0.40-$0.42 per share and adjusting its 2017 AFFO guidance to $1.48-$1.55 per share to reflect continued stability in cash flows from in-place leases, more conservative levels of income from new leasing and third party fee income, a proactive debt refinancing strategy, and a stable capital base. The dividend reduction will preserve more than $2 million in capital for 2017.

The Company previously amended its dividend payment schedule such that future payments were to be paid quarterly commencing in July 2017. The expected distribution rate was previously $0.42 per share on a quarterly basis. Given the new adjusted annualized dividend rate of $1.44 per share and the year to date payment of $0.42 per share for the first quarter of 2017, the second quarter record date and dividend payment date is set out in the below table:

Date of Record	Payable Date	Amount
June 30, 2017	July 15, 2017	$0.34

Jon S. Wheeler, Chairman and Chief Executive Officer, stated, “The Board of Directors has adjusted the dividend to a level we believe should provide the Company with sufficient liquidity and flexibility going forward. While the Board of Directors believes that the adjusted dividend will enable the Company to retain internally generated equity capital, the Board is also committed to growing the Company’s capital base and decreasing leverage as a percentage of total capital as potential opportunities are identified. The Wheeler Board and management team remain committed to creating and increasing value for our shareholders, and we believe that this conservative framework will allow for long term value to our stockholders.”

About Wheeler Real Estate Investment Trust, Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive, risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-Looking Statement
This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. The Company’s expected results may not be achieved, and actual results may differ materially from expectations. Specifically, the Company’s statements regarding: (i) anticipated annual dividend payments; (ii) second quarter and 2017 AFFO guidance; (iii) the Company's ability to retain internally generated equity capital; (iv) the Company's ability to retain its capital base; and (v) the Company's ability to decrease its leverage as a percentage of total capital are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In addition, this press release states that the Company’s quarterly dividend payment on the Company’s common stock is expected to be $0.34 per share. A possible implication of this statement is that the Company will continuously pay quarterly dividends on the Company's common stock of $0.34 per share. The Company’s dividend rates are set and may be reset from time to time by its Board of Directors. The Company’s Board of Directors will consider many factors when setting dividend rates, including the Company’s historical and projected income, normalized funds from operations, the then current and expected needs and availability of cash to pay the Company’s obligations, distributions which may be required to be paid to maintain the Company’s tax status as a real estate investment trust and other factors deemed relevant by the Board of Directors in its discretion. Accordingly, future dividend rates may be increased or decreased and there is no assurance as to the rate at which future dividends will be paid. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:
Wheeler Real Estate Investment Trust, Inc.
Wilkes Graham
Chief Financial Officer
(757) 627-9088
Wilkes@whlr.us

Laura Nguyen
Director of Investor Relations
(757) 627-9088
Laura@whlr.us